                                EXHIBIT 99(III)*
         FORM 10-Q QUARTERLY REPORT OF THE STRONGSVILLE SAVINGS BANK FOR THE QUARTER ENDED JUNE 30, 1996, AS FILED WITH THE OFFICE OF THRIFT SUPERVISION











* Upon completion of the holding company reorganization of The Strongsville Savings Bank, which was accomplished by means of the merger of Emerald Interim Savings Bank, a wholly owned subsidiary of Emerald Financial Corp., with and into The Strongsville Savings Bank, The Strongsville Savings Bank became a wholly owned subsidiary of Emerald Financial Corp., the Registrant. At that time, the Registrant succeeded to the registration and reporting obligations of The Strongsville Savings Bank pursuant to Rule 12g-3(a) under the Securities Exchange Act of 1934. The Form 10-K Annual Report of The Strongsville Savings Bank for the year ended December 31, 1995 and the Form 10-Q Quarterly Reports of The Strongsville Savings Bank for the quarters ended March 31, June 30 and September 30, 1996 attached as exhibits to this Form 8-A Registration Statement complied as to form and content with the disclosure obligations established by the Securities and Exchange Commission under the Securities Exchange Act of 1934.

                          OFFICE OF THRIFT SUPERVISION
                    UNITED STATES DEPARTMENT OF THE TREASURY
                              Washington, DC 20552

--------------------------------------------------------------------------------

                                    FORM 10-Q

[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
                  For the quarterly period ended June 30, 1996

[ ] TRANSITIONAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
                  For the transition period from            to
                                                ------------  -----------

                             OTS Docket Number: 6565

                          THE STRONGSVILLE SAVINGS BANK
                          -----------------------------
             (Exact name of registrant as specified in its charter)

           Ohio                                               34-0875093
-------------------------------                            ------------------
(State or other jurisdiction of                               (IRS Employer
Incorporation or organization)                             Identification No.)

         14092 Pearl Road
         Strongsville, Ohio                                       44136
         ------------------                                       -----
(Address of principal executive offices)                        (Zip Code)

Registrant's telephone number, including area code: (216) 238-7311

                        Capital Stock, without par value
                        --------------------------------
                                 Title of Class

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.
Yes [X]  No [ ]

                      APPLICABLE ONLY TO CORPORATE ISSUERS:

Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date.

Capital Stock, No Par Value                                         2,530,800
--------------------------------------------------------------------------------
         (Class)                                (Outstanding at July 31, 1996)

                          THE STRONGSVILLE SAVINGS BANK

                                TABLE OF CONTENTS
                                -----------------

Part I.           FINANCIAL INFORMATION                                                           PAGE
         Item I.  Financial Statements:

                  Consolidated Statements of Financial
                  Condition as of June 30, 1996, and
                  December 31, 1995..............................................................   2

                  Consolidated Statements of Income for
                  the Three and Six Month Periods Ended
                  June 30, 1996 and 1995.........................................................   3

                  Consolidated Statements of Cash Flows
                  for the Six Month Periods Ended
                  June 30, 1996 and 1995.........................................................   4

                  Notes to Consolidated Financial Statements.....................................   5

        Item 2.   Management's Discussion and Analysis of
                  Financial Condition and Results of Operations..................................   7

                  Tables.........................................................................  19

Part II.          OTHER INFORMATION

         Item 4.  Submission of Matters to a Vote of
                  Security Holders...............................................................  22

         Item 6.  Exhibits and Reports on Form 8-K...............................................  25

SIGNATURES ......................................................................................  26



                  THE STRONGSVILLE SAVINGS BANK
          Consolidated Statements of Financial Condition
                           (Unaudited)

                                                                     June 30,       December 31,
                                                                       1996            1995
-----------------------------------------------------------------------------------------------
                                                           (In thousands, except per share data)
ASSETS:
  Cash and cash equivalents
    Cash and deposits with banks                                     $   3,945         $  3,574
    Interest bearing deposits with banks                                 4,563           11,935
  Investment securities
    Held-to-maturity  (fair values of $37,008 and $49,640 at            37,168           49,354
          June 30, 1996 and December 31, 1995, respectively)
    Available for sale  (at fair value)                                 20,667           26,595
  Mortgage-backed securities
    Held-to-maturity  (fair values of $35,925 and $37,819 at            35,672           37,256
          June 30, 1996 and December 31, 1995, respectively)
    Available for sale  (at fair value)                                  5,892           14,749
  Loans-net
    (Including allowance for loan losses of $1,170 and $1,168
         at  June 30, 1996 and December 31, 1995, respectively)        407,250          331,017
  Loans held for sale                                                    1,022            5,334
  Accrued interest receivable                                            3,315            3,299
  Federal Home Loan Bank stock-at cost                                   2,734            2,407
  Premises and equipment-net                                             4,517            4,334
  Other Real Estate Owned                                                    0                0
  Prepaid expenses and other assets                                      2,442            2,243
-----------------------------------------------------------------------------------------------
TOTAL ASSETS                                                         $ 529,187         $492,097
===============================================================================================

LIABILITIES:
  Deposits                                                           $ 458,658         $432,563
  Federal Home Loan Bank Advances                                       23,758           13,333
  Deferred federal income tax                                            1,401            1,583
  Advance payments by borrowers                                            105            1,222
  Accrued interest payable                                                 476              425
  Accounts payable and other                                             2,235            1,880
-----------------------------------------------------------------------------------------------
       Total liabilities                                               486,633          451,006

SHAREHOLDERS' EQUITY
  Common stock, no par value, 10,000,000 shares authorized,
    2,530,800 shares issued and outstanding                              9,831            9,831
  Fair value adjustment, net of tax effect                                (191)             196
  Retained earnings                                                     32,914           31,064
-----------------------------------------------------------------------------------------------
       Total shareholders' equity                                       42,554           41,091

TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY                                               $ 529,187         $492,097
===============================================================================================

Shareholders' Equity per share                                       $   16.81         $  16.24
Tangible Equity per share                                            $   16.48         $  15.87


See notes to consolidated financial statements.

                                      2

                          THE STRONGSVILLE SAVINGS BANK
                        Consolidated Statements of Income
                                   (Unaudited)

                                                      Three Months Ended                      Six Months Ended
                                                June 30, 1996      June 30, 1995      June 30, 1996      June 30, 1995
----------------------------------------------------------------------------------------------------------------------
                                                              (Dollars In thousands, except per share data)
Interest income
   Loans                                           $    8,029         $    6,331         $   15,326         $   12,560
   Investment securities                                  956              1,368              2,053              2,497
   Mortgage-backed securities                             758                728              1,651              1,379
   Other                                                   96                284                256                421
----------------------------------------------------------------------------------------------------------------------
                                                        9,839              8,711             19,286             16,857
Interest expense
   Deposits                                             5,664              5,091             11,231              9,448
   Advances from the Federal Home Loan Bank               284                232                479                476
----------------------------------------------------------------------------------------------------------------------
                                                        5,948              5,323             11,710              9,924
----------------------------------------------------------------------------------------------------------------------
Net interest income                                     3,891              3,388              7,576              6,933
Provision for loan losses                                  23                 26                 28                 44
----------------------------------------------------------------------------------------------------------------------

Net interest income after provision
   for loan losses                                      3,868              3,362              7,548              6,889

Non-interest income
   Gain on sale of assets                                  25                321                260                433
   Loan service fees                                      199                106                323                237
   Other                                                  169                158                327                270
----------------------------------------------------------------------------------------------------------------------
                                                          393                585                910                940
Non-interest expense
   Salaries and employee benefits                         867                870              1,810              1,780
   Net occupancy and equipment                            383                356                745                667
   Federal deposit insurance                              241                201                483                402
   Amortization of goodwill                                34                 36                 67                 71
   Other                                                  821                707              1,610              1,387
----------------------------------------------------------------------------------------------------------------------
                                                        2,346              2,170              4,715              4,307
----------------------------------------------------------------------------------------------------------------------
Income before federal income taxes                      1,915              1,777              3,743              3,522

Provision for federal income taxes                        671                623              1,311              1,224
----------------------------------------------------------------------------------------------------------------------

Net income                                         $    1,244         $    1,154         $    2,432         $    2,298
======================================================================================================================

Earnings per common share                          $     0.49         $     0.46         $     0.96         $     0.91
Dividends per share                                $     0.12         $     0.09         $     0.23         $     0.18
Weighted average number of common
   shares outstanding                               2,530,800          2,530,800          2,530,800          2,530,800
Return on average assets                                 0.96%              1.02%              0.96%              1.05%
Return on average equity                                11.77%             11.97%             11.59%             12.06%

       See notes to consolidated financial statements

                          THE STRONGSVILLE SAVINGS BANK
                      Consolidated Statements of Cash Flows
                                   (Unaudited)

                                                                           Six Months Ended
                                                                  June 30, 1996    June 30, 1995
------------------------------------------------------------------------------------------------
                                                                            (In thousands)
Cash flows from operating activities
   Net income                                                          $  2,432         $  2,298
   Adjustments to reconcile net income to net cash
      provided by (used in) operating activities
          Provision for loan losses                                          28               44
          Gain from sale of assets                                         (260)            (433)
          Accretion of discounts and other deferred yield items          (1,047)            (874)
          Depreciation and amortization                                     400              405
          Effect of change in accrued interest
             receivable and payable                                          35             (405)
          Federal Home Loan Bank stock dividends                            (88)             (67)
          Deferred federal income taxes                                      17              314
          Net decrease in other assets and liabilities                       92              614
          Net decrease (increase) in loans held for sale                  4,461           (3,508)
------------------------------------------------------------------------------------------------

Net cash provided by (used in) operating activities                       6,070           (1,612)

Cash flows from investing activities
   Net (increase) in loans                                              (75,242)         (17,047)
   Net decrease (increase) in investment securities                      19,345           (3,818)
   Net decrease (increase) in mortgage-backed securities                  8,761          (12,832)
   Purchases of:
          Premises and equipment                                           (516)            (646)
          Federal Home Loan Bank Stock                                     (239)            (437)
------------------------------------------------------------------------------------------------

Net cash (used in) investing activities                                 (47,891)         (34,780)

Cash flows from financing activities
   Net increase in deposits                                              26,094           41,571
   Payments on advances from the Federal Home Loan Bank                 (12,075)          (1,280)
   Proceeds from advances from the Federal Home Loan Bank                22,500                0
   Net (decrease) in escrows                                             (1,117)            (955)
   Payment of dividends on common stock                                    (582)            (457)
------------------------------------------------------------------------------------------------

Net cash provided by financing activities                                34,820           38,879
------------------------------------------------------------------------------------------------

Net change in cash and cash equivalents                                  (7,001)           2,487

Cash and cash equivalents, at beginning of the period                    15,509           10,649

Cash and cash equivalents, at end of the period                        $  8,508         $ 13,136
================================================================================================

       See notes to consolidated financial statements

1.       NATURE OF OPERATIONS
         --------------------

         The Strongsville Savings Bank (Bank) conducts its principal activities from its Community Financial Centers located in southwestern Cuyahoga, Lorain and Medina counties. The Bank's principal activities include residential lending and retail banking.

2.       BASIS OF PRESENTATION
         ---------------------

         The consolidated financial statements of the Bank include the accounts of the Bank and the accounts of its wholly owned subsidiary, Dennis Financial Corporation. All significant inter-company transactions have been eliminated. In the opinion of management, the accompanying unaudited financial statements include all adjustments (consisting only of normal recurring accruals) which the Bank considers necessary for a fair presentation of (a) the results of operations for the three and six month periods ended June 30, 1996 and 1995; (b) the financial condition at June 30, 1996, and December 31, 1995; and (c) the statements of cash flows for the six month periods ended June 30, 1996 and 1995. The results of operations for the three and six month periods ended June 30, 1996, are not necessarily indicative of the results that may be expected for a full year.

         Certain prior period data has been reclassified to conform to current year presentation.

3.       STATEMENTS OF CASH FLOWS
         ------------------------

         For purposes of the Statements of Cash Flows, the Bank considers all cash and deposits with banks with maturities of less than three months to be cash equivalents.

         Income tax payments of $1,299,000 and $588,000 were made during the six month periods ended June 30, 1996 and 1995, respectively. Interest paid totaled $11,659,000 and $9,841,000 for the six month periods ended June 30, 1996 and 1995, respectively. There were no transfers from loans to real estate owned during the six month periods ended June 30, 1996 or 1995, nor were any loans made to finance the sale of real estate owned during those periods.

4.       EARNINGS PER SHARE
         ------------------

         Earnings per share are calculated using the weighted average number of shares of capital stock outstanding for the period.

5.       NEW ACCOUNTING STANDARDS
         ------------------------

         On January 1, 1996, the Bank adopted STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate the carrying value of these assets may not be recoverable.

         Effective January 1, 1996, the Bank also adopted STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 123, Accounting for Stock-Based Compensation, which encourages, but does not require, adoption of a fair-value based accounting method for employee stock-based compensation arrangements. Management has elected to continue to use the Accounting Principles Board Opinion 25, Accounting for Stock Issued to Employees, intrinsic value method for measurement and recognition of stock-based compensation.

         These statements did not have a material effect on the Bank's financial condition or results of operations.

Part I, Item 2

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General
-------

         The Strongsville Savings Bank (Bank) was founded in 1961 as an Ohio-chartered, federally insured savings association whose business activities are concentrated in the greater Cleveland, Ohio area. The Bank conducts its business through its home office in Strongsville and its fourteen full-service Community Financial Centers located in Cuyahoga, Lorain and Medina counties. The Bank recently opened a new full-service Community Financial Center in Brunswick, Ohio.

         The principal business of the Bank has historically been attracting deposits from the general public and making loans secured by first mortgage liens on residential and other real estate. The Bank and the banking industry in general are significantly affected by prevailing economic conditions, the general level and trend of interest rates as well as by government policies and regulations concerning, among other things, fiscal affairs, housing and financial institutions.

Financial Condition and Results of Operations
---------------------------------------------

         The Bank's total assets at June 30, 1996, were $529.2 million, representing an increase of $37.1 million, or 15.07%, annualized, for the six month period and of $67.3 million, or 14.6% for the twelve month period ended June 30, 1996. The increase in assets was primarily due to increases in mortgage loans. The Bank's loan portfolio increased $71.9 million during the six month period and $104.6 million during the twelve months ended June 30, 1996. The increases in loans were funded by increases in deposits, increases in Advances from the FHLB and decreases in investment securities and other liquid assets.

         The Bank's deposits were $458.7 million at June 30, 1996, representing an increase of $26.1 million, or 12.1% during the six month period and of $54.0 million, or 13.4% during the twelve month period ended June 30, 1996.

         Net interest income was $3.9 million for the quarter ended June 30, 1996, an increase of $0.5 million over the second quarter of 1995. The increase in net interest-earning assets, along with a slight increase in interest rate spread, caused the improvement. Average net interest-earning assets increased $62.0 million from $442.0 million for the second quarter of 1995 to $504.0 million for the second quarter of 1996. The Bank's interest rate spread increased 3 basis points from 2.69% during the second quarter of 1995 to 2.72% during the second quarter of 1996.

         Net income for the second quarter of 1996, at $1,244,000, was $90,000 more than the $1,154,000 for the same period in 1995. The increase was primarily due to the increase in net interest income.

         Net interest income was $7.6 million for the six months ended June 30, 1996, an increase of $0.7 million over the first half of 1995. The increase in net interest-earning assets, offset by a decrease in interest rate spread, caused the improvement. Average net interest-earning assets increased $64.3 million from $428.0 million for the first half of 1995 to $492.3 million for the first half of 1996. The Bank's interest rate spread decreased 16 basis points from 2.87% during the first half of 1995 to 2.71% during the first half of 1996.

         Net income for the first half of 1996, at $2,432,000, was $134,000 more than the $2,298,000 for the same period in 1995. The increase was primarily due to the increase in net interest income.

         Table 1 presents information regarding the average balances of interest-earning assets and interest-bearing liabilities, the total dollar amount of interest income from interest-earning assets and their average yields and the total dollar amount of interest expense on interest-bearing liabilities and their average rates. Table 1 also presents net interest income, interest-rate spread, net interest margin and the ratio of average interest-earning assets to average interest-bearing liabilities. Interest-rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities. Net interest margin represents net interest income as a percent of average interest-earning assets. Average balance calculations were based on daily and monthly balances. Assets available for sale are included in the major asset category as if they were held-to-maturity.

                              AVERAGE BALANCE TABLE

                                                           For the Three Months Ended June 30,
                                                  1996                                  1995
                                         Average                  Yield/        Average                Yield/
                                          Balance    Interest      Rate         Balance     Interest   Rate
-------------------------------------------------------------------------------------------------------------
                                                                  (In thousands)
INTEREST-EARNING ASSETS
Loans, net (1)                           $389,829     $8,029       8.24%       $293,652     $6,331      8.62%
Investment securities                      62,652        956       6.10%         85,676      1,368      6.39%
Mortgage-backed securities                 44,234        758       6.85%         41,842        728      6.96%
Other interest-earning assets               7,307         96       5.25%         20,861        284      5.44%
-------------------------------------------------------------------------------------------------------------
Total interest-earning assets             504,022      9,839       7.81%        442,031      8,711      7.88%
Noninterest-earning assets                 13,620                                11,262
-------------------------------------------------------------------------------------------------------------
Total assets                             $517,642                              $453,293
=============================================================================================================

Interest-Bearing Liabilities
Deposits  (2)                            $448,042     $5,664       5.06%       $395,534     $5,091      5.15%
Advances from FHLB                         19,773        284       5.75%         14,473        232      6.41%
-------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities        467,815      5,948       5.09%        410,007      5,323      5.19%
Noninterest-bearing liabilities             7,538                                 4,733
Shareholders' equity                       42,289                                38,553
-------------------------------------------------------------------------------------------------------------
Total liabilities and
shareholders' equtiy                     $517,642                              $453,293
=============================================================================================================

Net interest income                                   $3,891                                $3,388
Interest-rate spread                                               2.72%                                2.69%
Net interest margin                                                3.09%                                3.07%
Ratio of average interest-
earning assets to average
interest-bearing liabilities                                     107.74%                              107.81%
=============================================================================================================


(1) Average balances include non-accrual loans. Interest income includes deferred loan fee amortization of $494,000 and $583,000 for the three months ended June 30, 1996 and 1995, respectively.

(2) Deposits include noninterest-bearing demand accounts which were $9,264,000 and $9,144,000 at June 30, 1996 and 1995, respectively.

                              AVERAGE BALANCE TABLE

                                                                For the Six Months Ended June 30,
                                                        1996                                              1995
                                                Average                      Yield/         Average                        Yield/
                                                Balance     Interest          Rate          Balance       Interest          Rate
--------------------------------------------------------------------------------------------------------------------------------
                                                                      (Dollars In thousands)
INTEREST-EARNING ASSETS
Loans, net (1)                                  $366,911     $15,326          8.35%    |    $290,073       $12,560          8.66%
Investment securities                             68,228       2,053          6.02%    |      82,121         2,497          6.08%
Mortgage-backed securities                        47,517       1,651          6.95%    |      39,543         1,379          6.98%
Other interest-earning assets                      9,626         256          5.32%    |      16,263           421          5.18%
---------------------------------------------------------------------------------------|----------------------------------------
Total interest-earning assets                    492,282      19,286          7.84%    |     428,000        16,857          7.88%
Noninterest-earning assets                        13,407                               |      11,216
---------------------------------------------------------------------------------------|----------------------------------------
Total assets                                    $505,689                               |    $439,216
=======================================================================================|========================================
                                                                                       |
INTEREST-BEARING LIABILITIES                                                           |
Deposits  (2)                                   $439,811      11,231          5.11%    |    $381,443         9,448          4.95%
Advances from FHLB                                16,462         479          5.82%    |      15,006           476          6.34%
---------------------------------------------------------------------------------------|----------------------------------------
Total interest-bearing liabilities               456,273      11,710          5.13%    |     396,449         9,924          5.01%
Noninterest-bearing liabilities                    7,441                               |       4,657
Shareholders' equity                              41,975                               |      38,110
---------------------------------------------------------------------------------------|----------------------------------------
Total liabilities and                                                                  |
shareholders' equity                            $505,689                               |    $439,216
=======================================================================================|========================================
                                                                                       |
Net interest income                                           $7,576                   |                    $6,933
Interest-rate spread                                                          2.71%    |                                    2.87%
Net interest margin                                                           3.08%    |                                    3.24%
Ratio of average interest-                                                             |
earning assets to average                                                              |
interest-bearing liabilities                                                107.89%    |                                  107.96%
---------------------------------------------------------------------------------------|----------------------------------------

(1) Average balances include non-accrual loans. Interest income includes deferred loan fee amortization of $992,000 and $1,146,000 for the six months ended June 30, 1996 and 1995, respectively.

(2) Deposits include noninterest-bearing demand accounts which were $9,264,000 and $9,144,000 at June 30, 1996 and 1995, respectively.

Table 2 presents certain information regarding changes in interest income and interest expense of the Bank for the three and six month periods ended June 30, 1996 and 1995. The table shows the changes in interest income and interest expense by major category attributable to changes in the average balance (volume) and the changes in interest rates. The net change not attributable to either rate or volume is allocated on a prorata basis to the change in rate or volume. Assets available for sale are included in the major asset category as if they were held-to-maturity.


                                                                                   TABLE 2
                                                                               RATE/VOLUME TABLE

                                                          Quarter Ended June 30,             Six Months Ended June 30,
                                                          1996 Compared to 1995                1996 compared to 1995
                                                     Increase (Decrease) Due to Changes  Increase (Decrease) Due to Changes in:

                                                        Volume     Rate        Total       Volume      Rate                Total
---------------------------------------------------------------------------------------------------------------------------------
                                                                                (In thousands)
INTEREST INCOME ON INTEREST-EARNING ASSETS
Loans, net                                              $1,962     ($264)     $1,698       $3,198      ($432)              $2,766
Investment securities                                     (352)      (60)       (412)        (419)       (25)                (444)
Mortgage-backed securities                                  41       (11)         30          278         (6)                 272
Other                                                     (178)      (10)       (188)        (177)        12                 (165)
---------------------------------------------------------------------------------------------------------------------------------
Total                                                    1,473      (345)      1,128        2,880       (451)               2,429
---------------------------------------------------------------------------------------------------------------------------------

INTEREST EXPENSE ON INTEREST-BEARING LIABILITIES
Deposits                                                   659       (86)        573        1,472        311                1,783
Advances from FHLB                                          73       (21)         52           20        (17)                   3
---------------------------------------------------------------------------------------------------------------------------------
Total                                                      732      (107)        625        1,492        294                1,786
---------------------------------------------------------------------------------------------------------------------------------

Change in net interest income                           $  741     ($238)     $  503       $1,388      ($745)              $  643
---------------------------------------------------------------------------------------------------------------------------------

                               Net interest income
--------------------------------------------------------------------------------

         Net interest income is the primary component of net income and is determined by characteristics of the Bank's interest-earning assets and interest-bearing liabilities, including the spread, or the difference between the yields earned and the rates paid on those assets and liabilities. Net interest income is the difference between interest income and interest expense.

                                                Three months ended  Six months ended June 30,
                                                    June 30, 1996        June 30, 1996
                                                 ---------------------------------------------
                                                          (Dollars in thousands)
Net interest income:
   Current period                                      $3,891                $7,576
   Prior period                                         3,388                 6,933
                                                       ------                ------
Dollar increase from prior period                      $  503                $  643
                                                       ------                ------
Percent increase from prior period                      14.85%                 9.29%
                                                       ======                ======

Interest income
---------------

         Interest income for the three months ended June 30, 1996 was $9.8 million, compared to $8.7 million for the second quarter of 1995, an increase of $1.1 million or 12.95%. This increase was primarily due to the increase in average interest-earning assets as demonstrated on Table 2. Average interest-earning assets increased to $504.0 million for the second quarter of 1996 from $442.0 million for the first quarter of 1995. The effect of the increase in interest-earning assets was offset somewhat by the 7 basis point decline in the average yield on interest-earning assets to 7.81% for the second quarter of 1996 from 7.88% for the like period in 1995.

         Interest income for the six months ended June 30, 1996 was $19.3 million, compared to $16.9 million for the first half of 1995, an increase of $2.4 million or 14.41%. This increase was primarily due to the increase in average interest-earning assets as demonstrated on Table 2. Average interest-earning assets increased to $492.3 million for the first half of 1996 from $428.0 million for the first half of 1995. The effect of the increase in interest-earning assets was offset somewhat by the 4 basis point decline in the average yield on interest-earning assets to 7.84% for the first half of 1996 from 7.88% for the like period in 1995.

Interest expense
----------------

         Interest expense increased during the quarter ended June 30, 1996 compared to the same period in 1995 primarily due to an increase in average interest-bearing liabilities of $57.8 million, or 14.10%, offset by a decrease in the average cost of interest-bearing liabilities. Average interest-bearing liabilities were $467.8 million and $410.0 million for the second quarter of 1996 and 1995, respectively. The average cost of interest-bearing liabilities decreased 10 basis points to 5.09% for the second quarter of 1996 from 5.19% for the same period in 1995.

         Interest expense increased during the six months ended June 30, 1996 compared to the same period in 1995 primarily due to an increase in average interest-bearing liabilities of $57.8 million, or 14.10%, and by an increase in the average cost of interest-bearing liabilities. Average interest-bearing liabilities were $456.3 million and $396.4 million for the first half of 1996 and 1995, respectively. The average cost of interest-bearing liabilities increased 12 basis points to 5.13% for the first half of 1996 from 5.01% for the same period in 1995.

Provision for loan losses
-------------------------

         The provision for loan losses for the three months ended June 30, 1996 was $23,000 compared to $26,000 for the same period in 1995. The provision for both periods were commensurate with management's estimate of the credit risk in the loan portfolio. Economic conditions in the Bank's market area were stable.

         Further discussion and other information relating to loan losses and nonperforming assets are included in the section titled "Asset Quality."

Noninterest income
--------------------------------------------------------------------------------

                                                Three months ended  Six months ended June 30,
                                                    June 30, 1996        June 30, 1996
                                                 ---------------------------------------------
                                                          (Dollars in thousands)
Noninterest income:
   Current period                                      $ 393                 $ 910
   Prior period                                          585                   940
                                                       -----                 -----
Dollar increase from prior period                      $(192)                $ (30)
                                                       -----                 -----
Percent increase from prior period                     (32.77)%              (3.21)%
                                                       ======                =====

         Noninterest income consists primarily of fees earned for servicing loans and providing services for customers and the gain on the sale of loans. The declines in noninterest income are primarily due to a reduction in the number of loans sold.

Noninterest expense
--------------------------------------------------------------------------------


                                                Three months ended  Six months ended June 30,
                                                    June 30, 1996        June 30, 1996
                                                 ---------------------------------------------
                                                          (Dollars in thousands)

Noninterest expense:
   Current period                                      $2,346                 $4,715
   Prior period                                         2,170                  4,307
                                                       ------                 ------
Dollar increase from prior period                      $  176                 $  408
                                                       ------                 ------
Percent increase from prior period                       8.09%                  9.47%
                                                       ======                 ======

         The increase in noninterest expense is primarily due to the Bank's growth and the resulting increase in the number of employees. Net occupancy, deposit insurance and franchise tax expense also increased as a result of the Bank's growth. Despite the dollar increase in noninterest expense, the Bank's efficiency ratio for the quarter ended June 30, 1996 improved to 55.4% from 59.8% for the second quarter of 1995.

Federal income taxes
--------------------------------------------------------------------------------

         The Bank provided $671,000 and $1,311,000 for federal income tax for the three and six month periods ended June 30, 1996, respectively. Similarly, the Bank provided $623,000 and $1,224,000 for federal income tax for the three and six month periods ended June 30, 1995, respectively. Net income before the provision for federal income taxes increased for the compared periods resulting in a corresponding increase in the provision for federal income taxes.

Financial resources and liquidity
--------------------------------------------------------------------------------

         The Bank's primary sources of funds are deposits, principal and interest payments on loans, maturities of investment securities, proceeds from the sale of loans and funds generated through earnings. The primary uses for such funds are to originate loans, maintain liquidity requirements and manage interest rate risk.

         For an analysis of the cash flows of the Bank, refer to the Consolidated Statements of Cash Flows on page 3. Management believes the Bank has adequate resources to meet its normal funding requirements.

         The Bank is required to maintain an average daily balance of liquid assets equal to 5% of the sum of its average daily balance of net withdrawable accounts and borrowed funds due in one year or less. The Bank's June 1996 monthly average of eligible liquid assets was 15.62%.

Shareholders' equity
--------------------------------------------------------------------------------

         Shareholders' equity was $42.6 million at June 30, 1996, an increase of $1.5 million, or 7.12%, annualized, during the first half of 1996. This increase was primarily the result of net income offset by dividends paid. The Bank paid dividends in the first half of 1996 of 23(cents) per share, an increase of 27.78% cents over the 18(cents) per share dividends paid in the first half of 1995.

         The Bank's return on average assets was 0.96% for the three and six month periods ended June 30, 1996. Return on average equity was 11.77% for the three month period and 11.59% for the six month period ended June 30, 1996.

         At June 30, 1996, the Bank was in excess of all capital requirements specified by federal regulations as shown by the following table.

                                            Tangible                Core                 Risk-based
                                            Capital                Capital                 Capital
                                         ----------------------------------------------------------
                                                            (Dollars in thousands)
Capital amount -- Actual                   $   41,892             $   41,892             $   43,057
Capital amount -- Required                      7,930                 15,859                 26,249
                                           --------------------------------------------------------
Amount in excess of requirement            $   33,962             $   26,033             $   16,808
                                           ========================================================

Capital ratio -- Actual                          7.92%                  7.92%                 13.12%
Capital ratio -- Required                        1.50%                  3.00%                  8.00%
                                           --------------------------------------------------------
Amount in excess of requirement                  6.42%                  4.92%                  5.12%
                                           ========================================================

         The Bank's capital levels at June 30, 1996, qualify it as a "well-capitalized" institution, the highest of five tiers under applicable federal definitions.

Regulatory issues
--------------------------------------------------------------------------------

         The Bank's deposits are insured by the Savings Association Insurance Fund (SAIF) of the Federal Deposit Insurance Corporation (FDIC). Deposit insurance premiums to both the SAIF and the Bank Insurance Fund (BIF) of the FDIC were identical when both funds were created in 1989. In August 1995, the FDIC determined that the BIF had achieved its designated reserve ratio and lowered BIF deposit insurance premium rates for all but the riskiest institutions. Effective January 1, 1996, BIF deposit insurance premiums for well-capitalized banks were further reduced to the statutory minimum of $2,000 per institution per year. Because the SAIF remains significantly below its designated reserve ratio,

SAIF deposit insurance premiums were not reduced and remain at 0.23% to 0.31% of deposits, based on an institution's supervisory evaluations and capital levels. The current discrepancy in deposit insurance premiums between the BIF and the SAIF could place the Bank at a competitive disadvantage to BIF insured institutions.

         Various segments of the United States Government have attempted to address the insurance premium disparity through proposed legislation that has ranged from recapitalizing the SAIF through a special assessment to merging the SAIF and the BIF and eliminating the thrift charter. Although a special assessment would reduce the Bank's regulatory capital, it would not be likely to jeapordize its well-capitalized status. Additionally, the reduced premium rate that is expected to result would reduce non-interest expenses going forward. Finally, management does not believe a SAIF/BIFcombination or the elimination of the thrift charter (as currently proposed) would have a significant impact on the future operations of the Bank. No assurances can be given as to the likelihood that any proposed legislation will become law.

Qualified thrift lender test
--------------------------------------------------------------------------------

         Savings associations insured by the Savings Association Insurance Fund are required to maintain 65% of total portfolio assets in Qualified Thrift Investments. As of June 30, 1996, the Bank had 90.43% of total assets invested in Qualified Thrift Investments.

Asset quality
--------------------------------------------------------------------------------

         Table 3 sets forth information regarding non-performing assets at June 30, 1996, December 31, 1995 and June 30, 1995.

                                     Table 3
                         NON-PERFORMING ASSETS ANALYSIS

                                                                                December 31,
                                                             June 30, 1996          1995       June 30, 1995
------------------------------------------------------------------------------------------------------------
Non-accruing loans:                                                         (Dollars In thousands)
   1-4 family - permanent                                       $  247             $   52             $   52
   1-4 family - construction                                        --                 --                 --
   Multi-family and Commercial
       real estate                                                  --                 --                517
   Land and development                                             --                 --                 --
   Commercial non-real estate                                       70                 70                 --
   Consumer and other                                               20                 24                 19
------------------------------------------------------------------------------------------------------------
Total                                                              337                146                588

Loans delinquent 90 days or more and still accruing:
   1-4 family - permanent                                        1,158              1,906              1,386
   1-4 family - construction                                       625                 --                 --
   Multi-family and Commercial
       real estate                                                  --                 --                 --
   Land and development                                              9                 --                 --
   Commercial non-real estate                                       --                 --                 13
   Consumer and other                                                8                 --                  4
------------------------------------------------------------------------------------------------------------
Total                                                            1,800              1,906              1,403

Restructured loans and
   in-substance foreclosures                                        --                 --                 --
------------------------------------------------------------------------------------------------------------

Total non-performing loans                                       2,137              2,052              1,991

Other non-performing assets                                         --                 --                 --
------------------------------------------------------------------------------------------------------------

Total non-performing assets                                     $2,137             $2,052             $1,991
============================================================================================================

Allowances for loan losses                                      $1,170             $1,168             $  988
============================================================================================================

Non-performing loans to total loans-net                           0.52%              0.61%              0.66%
Non-performing assets to total assets                             0.40%              0.42%              0.43%
Allowance for loan losses to ending
   loan balance (before allowance)                                0.29%              0.35%              0.33%
Allowance for loan losses to
   non-performing loans                                          54.74%             56.91%             49.61%



At June 30, 1996, there were two loans secured by funeral homes to a single borrower totaling $1.1 million which are not included in Table 3. Indications of possible cash flow problems have caused management concern regarding the borrower's ability to comply with present loan repayment terms and may result in the classification of these loans as non-performing in the future. Based on written opinions from an independent fee appraiser, the collateral values of the properties are sufficient to cover the total outstanding debt.

         Table 4 presents information concerning activity in the Bank's allowance for loan losses during the three and six month periods ended June 30, 1996 and 1995.

                        Table 4
       ACTIVITY IN THE ALLOWANCE FOR LOAN LOSSES

                                                   For the Three Months Ended             For the Six Months Ended
                                                            June 30,                               June 30,
                                                     1996              1995                 1996               1995
--------------------------------------------------------------------------------------------------------------------
Allowance at the beginning of the period            $1,146             $ 966              $ 1,168              $ 948
Provision charged to expense                            23                26                   28                 44

Charge-offs:
------------
   1-4 family - permanent                               --                --                   --                 --
   1-4 family - construction                            --                --                   --                 --
   Multi-family and Commercial
       real estate                                      --                --                   --                 --
   Land and development                                 --                --                   --                 --
   Commercial non-real estate                           --                --                   --                 --
   Consumer and other                                   --                 5                   27                  5
--------------------------------------------------------------------------------------------------------------------
                                                        --                 5                   27                  5
Recoveries
----------
   1-4 family - permanent                               --                --                   --                 --
   1-4 family - construction                            --                --                   --                 --
   Multi-family and Commercial
       real estate                                      --                --                   --                 --
   Land and development                                 --                --                   --                 --
   Commercial non-real estate                           --                --                   --                 --
   Consumer and other                                    1                 1                    1                  1
--------------------------------------------------------------------------------------------------------------------
                                                         1                 1                    1                  1
--------------------------------------------------------------------------------------------------------------------
Net recoveries (charge-offs)                             1                (4)                 (26)                (4)
--------------------------------------------------------------------------------------------------------------------
Allowance at the end of the period                  $1,170             $ 988              $ 1,170              $ 988
====================================================================================================================
Net charge-offs during the period to
average loans outstanding during the
period (Annualized)                                   0.00%             0.00%                0.01%              0.00%





         The amount of the allowance for loan losses is based on management's analysis of risks inherent in the various segments of the loan portfolio, management's assessment of known or potential problem credits which have come to management's attention during the ongoing analysis of credit quality, historical loss experience, current economic conditions, and other factors. Loan loss estimates are reviewed periodically, and adjustments, if any, are reported in earnings in the period in which they become known.

TABLE A

         Table A sets forth the composition of the Bank's loan portfolio at June 30, 1996, December 31, 1995, and June 30, 1995.

                                                LOAN PORTFOLIO COMPOSITION

                                                 June 30, 1996                  December 31, 1995               June 30, 1995
                                             Amount         Percent            Amount      Percent            Amount     Percent
--------------------------------------------------------------------------------------------------------------------------------
Real estate mortgage loans:                                                  (Dollars In thousands)
Permanaent first mortgage
   loans:
      1-4 family                            $289,030         70.97%          $220,490        66.61%          $197,451      65.82%
      Multi-family                             1,107          0.27%             1,183         0.36%             1,237       0.41%
      Commercial real estate                  42,445         10.42%            42,098        12.72%            39,745      13.25%
      Land                                       332          0.08%               358         0.11%             1,749       0.58%

   Construction first mortgage loans:
      Residential development                 57,489         14.12%            48,538        14.66%            39,811      13.27%
      1-4 family                              39,189          9.62%            26,960         8.14%            30,151      10.05%
      Multi-family                             1,439          0.35%             2,660         0.80%             1,336       0.45%
      Commercial real estate                   4,943          1.22%             4,233         1.28%             3,230       1.08%
--------------------------------------------------------------------------------------------------------------------------------
Total mortgage loans                         435,974        107.05%           346,520       104.68%           314,710     104.91%

Other loans
   Commercial                                  3,541          0.87%             3,955         1.19%             2,555       0.85%
   Consumer                                    8,417          2.07%             8,895         2.69%             8,709       2.90%
--------------------------------------------------------------------------------------------------------------------------------
Total other loans                             11,958          2.94%            12,850         3.88%            11,264       3.75%
--------------------------------------------------------------------------------------------------------------------------------

Total loans                                  447,932        109.99%           359,370       108.56%           325,974     108.66%

Less:
   Loans in process                           35,208          8.64%            23,639         7.14%            21,492       7.16%
   Allowance for loan losses                   1,170          0.29%             1,168         0.35%               988       0.33%
   Deferred yield items                        4,304          1.06%             3,546         1.07%             3,498       1.17%
--------------------------------------------------------------------------------------------------------------------------------
                                              40,682          9.99%            28,353         8.56%            25,978       8.66%
--------------------------------------------------------------------------------------------------------------------------------
Total loans held for investment-Net         $407,250        100.00%          $331,017       100.00%          $299,996     100.00%
================================================================================================================================
Real estate loans held for sale             $  1,022                         $  5,334                        $  3,664
================================================================================================================================

TABLE B

         Table B sets forth the activities in the Bank's loan portfolio for the three and six month periods ended June 30, 1996, and 1995.

                                                          ACTIVITY IN THE LOAN PORTFOLIO
                                                               For the Quarter Ended                     For the Six Months Ended
                                                                    June 30,                                      June 30,
                                                              1996               1995                      1996             1995
----------------------------------------------------------------------------------------------------------------------------------
                                                                                         (In thousands)

Permanent mortgage loan originations
      1-4 family                                             $49,262           $14,444                    $89,430          $23,249
      Multi-family                                                 0                 0                          0                0
      Commercial real estate                                     465             1,287                      2,765            1,343
      Land                                                         0                33                          0              108
----------------------------------------------------------------------------------------------------------------------------------
                                                              49,727            15,764                     92,195           24,700
----------------------------------------------------------------------------------------------------------------------------------
Construction first mortgage loan originations
      Residential development                                 16,399            17,418                     26,480           23,725
      1-4 family                                              16,954            11,792                     25,928           19,117
      Multi-family                                                 0                 0                          0                0
      Commercial real estate                                   1,425             1,360                      1,425            1,735
----------------------------------------------------------------------------------------------------------------------------------
                                                              34,778            30,570                     53,833           44,577
Nonmortgage loans
   Commercial                                                    579               867                      1,174            1,578
   Consumer                                                    1,084             1,461                      1,470            2,587
----------------------------------------------------------------------------------------------------------------------------------
                                                               1,663             2,328                      2,644            4,165
----------------------------------------------------------------------------------------------------------------------------------
Total loan originations                                       86,168            48,662                    148,672           73,442

Purchased loans
      Commercial real estate                                       0               700                          0              700
----------------------------------------------------------------------------------------------------------------------------------
Total new loans                                               86,168            49,362                    148,672           74,142

Less
     Principal repayments                                     30,586            22,927                     56,076           40,224
     Loan sales                                                  280             5,785                      8,346           11,201
----------------------------------------------------------------------------------------------------------------------------------
                                                              30,866            28,712                     64,422           51,425
----------------------------------------------------------------------------------------------------------------------------------
Net increase in loans                                        $55,302           $20,650                    $84,250          $22,717
==================================================================================================================================

TABLE C

         Table C set forth the composition of the Bank's deposits by interest rate category at June 30, 1996, December 31, 1995, and June 30, 1995.

                                                                                    DEPOSIT COMPOSITION
                                        June 30, 1996                 December 31, 1996                 June 30, 1995
                                Wtd Avg                       Wtd Avg                          Wtd Avg
                                  Cost     Amount   Percent    Cost      Amount      Percent     Cost     Amount    Percent
                                  ----     -------   -----     ----     -------       -----      ----     -------     ----
---------------------------------------------------------------------------------------------------------------------------
                                                                       (Dollars in thousands)
Passbook accounts                 2.88%    $47,552   10.37%    2.88%    $47,423       10.96%     2.82%    $40,174     9.93%
NOW accounts                      2.02%     28,861    6.29%    2.02%     26,025        6.02%     2.02%     22,596     5.58%
Money market deposit accounts     2.53%     20,436    4.46%    2.53%     23,014        5.32%     2.53%     26,147     6.46%
Commercial accounts               0.00%      9,264    2.02%    0.00%     11,728        2.71%     0.00%      9,144     2.26%
---------------------------------------------------------------------------------------------------------------------------
                                  2.33%    106,113   23.14%    2.29%    108,190       25.01%     2.29%     98,061    24.23%
Certificates of deposit:

     4.50% and less               2.99%      3,100    0.68%    3.03%      4,454        1.03%     3.39%      8,966     2.22%
     4.51% to 5.50%               5.27%    119,458   26.04%    5.27%     77,802       17.99%     5.27%     86,933    21.49%
     5.51% to 6.50%               5.96%    134,058   29.23%    6.03%    120,175       27.78%     6.19%     86,758    21.44%
     6.51% to 7.50%               7.28%     86,665   18.89%    7.22%    108,282       25.03%     7.22%    107,436    26.55%
     7.51% and greater            8.84%      9,264    2.02%    9.01%     13,660        3.16%     9.04%     16,467     4.07%
---------------------------------------------------------------------------------------------------------------------------
                                  6.10%    352,545   76.86%    6.33%    324,373       74.99%     6.36%    306,560    75.77%
---------------------------------------------------------------------------------------------------------------------------

Total deposits                    5.23%   $458,658  100.00%    5.32%   $432,563      100.00%     5.38%   $404,621   100.00%
===========================================================================================================================

PART II

ITEM 4    Submission of Matters  to a Vote of Security Holders
          ----------------------------------------------------

          (a)  The Annual Meeting of Shareholders was held on April 19, 1996.

          (b) The following three directors were elected for the three year term stated. All were elected without opposition.

               Director                              Term
               --------------------------------------------------
               Kenneth J. Piechowski                 1996 to 1999
               George P. Bohnert, Jr.                1996 to 1999
               John J. Plucinsky                     1996 to 1999

               The remaining directors and year in which their current term expires are as follows:

               Director                              Term
               --------------------------------------------------
               Joan M. Dzurilla                      1997
               Mike Kalinich                         1997
               Thomas P. Perciak                     1997
               John F. Ziegler                       1998
               William A. Fraunelder, Jr.            1998
               Glenn W. Goist                        1998


          (c) The following matters were voted upon at the Annual Shareholders Meeting, with the allocation of the votes cast indicated.

               (i) Election of three directors for three-year terms expiring in 1999. The nominees were elected and the record of votes was as follows:

                                                    Votes      Abstaining        Shares not
     Nominee                    Votes for          against       Votes               Voted
--------------------------------------------------------------------------------------------
Kenneth J. Piechowski        2,084,414.554            0         26,673.576       419,711.870
George P. Bohnert, Jr.       2,084,414.554            0         26,673.576       419,711.870
John J. Plucinsky            2,084,414.554            0         26,673.576       419,711.870

               (ii) Establishment of directors fees for the period beginning May
                    1, 1996 and ending at the 1997 Annual Meeting of Shareholders at $20,000 annually for the Chairman of the Board, $600.00 per board meeting attended and $300.00 per committee meeting attended. These fees would apply to board members other than Mr. Perciak and Mr. Ziegler, who would not receive remuneration for their services as board members.


                    The directors fees were approved as proposed and the record of votes was as follows:

                                        Votes           Abstaining     Shares not
                    Votes for           against            Votes          Voted
              -------------------------------------------------------------------------
                2,045,199.788          39,443.697       26,444.685       419,711.830

              (iii) Amend the Bank's Articles of Incorporation, as amended, by deleting the current Article Fifth in its entirety. Said Article reads, "The amount of authorized capital of the corporation is One Million Dollars ($1,000,000.00)."

                    The Articles of Incorporation were amended as proposed and the record of votes was as follows:

                                            Votes       Abstaining       Shares not
                     Votes for             against         Votes            Voted
              -------------------------------------------------------------------------
                  2,044,897.291           3,590.788       9,551.051      472,760.870

               (iv) Amend the Bank's Articles of Incorporation, as amended, and
                    Constitution adding a new Article Fifth of the Articles of Incorporation and the first paragraph of Article VI, Section 1 of the constitution would be amended to clarify that The Strongsville Savings Bank's Board of Directors shall be divided into three classes, which would serve staggered terms of three years each.

                    The Shares cast in favor of this item were insufficient, therefore the proposal was defeated. The record of votes was as follows:


                      Votes                 Votes       Abstaining       Shares not
                       for                 against         Votes            Voted
              -------------------------------------------------------------------------
                    1,585,091.741         43,497.338     10,251.051       891,959.870

               (v) Ratification of Deloitte & Touche LLP as the Bank's independent auditors for the year ended December 31, 1996.

                    Deloitte & Touche LLP were ratified as proposed and the record of votes was as follows:

                      Votes                 Votes       Abstaining       Shares not
                       for                 against         Votes            Voted
              -------------------------------------------------------------------------
                   2,094,678.568           7,372.686       9,036.876      419,711.870

     (d)  Not applicable.

ITEM 5   EXHIBITS AND REPORTS ON FORM 8-K
         --------------------------------

          (a)  Amended Articles of Incorporation

          (b)  No reports on Form 8-K were filed during the quarter.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                               The Strongsville Savings Bank
                               -----------------------------
                                       (Registrant)

Date    August 12, 1996              /s/  THOMAS P. PERCIAK
    -------------------              -------------------------------------
                                     Thomas P. Perciak,
                                     President & Chief Executive Officer

Date    August 12, 1996              /s/  JOHN F. ZIEGLER
    -------------------              -------------------------------------
                                     John F. Ziegler,
                                     Executive Vice President &
                                     Chief Financial Officer